UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT F 1934

Date of earliest event reported: July 27, 2007

Commission File Number: 333-137978

BUCKINGHAM EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

1978 Vine Street, Suite 502
Vancouver, British Columbia, Canada, V6K 4S1

(604) 737 0203
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c)

Item 1.01	Entry into a Material Definitive Agreement

Buckingham Exploration Inc. (OTC BB: BUKX) (“Buckingham”) entered into an exploration agreement, effective July 27, 2007, with an option to purchase (the “Option Agreement”) with Edwin S. Broussard III and Alice M. Broussard (collectively the “Seller”) in relation to a property known as the High Park Trails Ranch in Teller County, Colorado (the “Property”). The Property adjoins Buckingham’s High Park Uranium project in Teller County, Colorado. Pursuant to the terms of the Option Agreement, Buckingham must make an option payment of $100,000 to acquire the surface and mineral estates over 265 acres (paid on July 27, 2007), with a further payment of $2,900,000 at the end of a twelve month period to exercise the non-exclusive option to purchase the Property. During the option period Buckingham has full access to the property to conduct an exploration and drill program to ascertain whether it wishes to exercise its option.

Buckingham must also pay the Seller a production royalty of approximately 5% of the net returns generated by Buckingham from the exploration of the Property.

There was no material relationship between Buckingham or its affiliates and the Seller, other than in respect of the material definitive agreement entered into.

About the Property

The property is located approximately 30 miles northwest of Canon City, Colorado and is accessible by a well maintained county road. The Property covers a portion of Section 25 contiguous with claims already owned. Cyprus Mining Corporation previously drilled 339 holes on Section 25. Mineral trends are open ended and identified in at least five horizons within the project area related to braided stream deposits in the Tallahassee Creek conglomerate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2007	BUCKINGHAM EXPLORATION INC.
(Registrant)

	By:	/s/ C. Robin Relph
President , Chief Financial Officer, Chief
Executive Officer, Principal Accounting Officer